Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267124

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated October 26, 2022)

D-WAVE QUANTUM INC.

COMMON SHARES

WARRANTS TO PURCHASE COMMON SHARES

COMMON SHARES UNDERLYING EXCHANGEABLE SHARES

COMMON SHARES UNDERLYING D-WAVE OPTIONS

COMMON SHARES UNDERLYING D-WAVE WARRANTS

COMMON SHARES UNDERLYING WARRANTS

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of October 26, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-267124).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 2, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of common stock, par value $0.0001 (“Common Shares”), and warrants to purchase Common Shares (“Warrants”), each whole Warrant exercisable for 1.4541326 Common Shares at an exercise price of $11.50, are listed on the New York Stock Exchange (the “NYSE”) under the symbols “QBTS” and “QBTS.WT,” respectively. On November 1, 2022, the last reported sales prices for the Common Shares and Warrants on the NYSE were $2.98 and $0.23, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 23 of the Prospectus for a discussion of applicable information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 2, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2022

D-Wave Quantum Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41468	84-1068854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Beta Avenue Burnaby, British Columbia Canada	V5G 4M9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 630-1428

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QBTS	New York Stock Exchange
Warrants, each whole warrant exercisable for 1.4541326 shares of common stock at an exercise price of $11.50	QBTS.WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended Employment Agreement

On October 27, 2022, D-Wave Commercial Inc. (“D-Wave Commercial”), a wholly-owned subsidiary of D-Wave Quantum Inc. (the “Company”), entered into an amendment (the “Amendment”) to the Full-Time Amended and Restated Employment Agreement, dated as of January 1, 2020, with its President and Chief Executive Officer, Alan Baratz (as amended, the “Employment Agreement”), to reflect updates to Mr. Baratz’s compensation arrangements as approved by the Company’s Board of Directors (the “Board”) upon the recommendation of the Compensation Committee of the Board.

The Board authorized the Amendment in recognition of Mr. Baratz’s significant contributions to the Company and prior service, in particular in taking the Company public, and to incentivize future performance.

Pursuant to the Amendment, the Company has increased Mr. Baratz’s annual base salary to $575,000 per annum, effective as of September 1, 2022, and granted Mr. Baratz’s eligibility to participate in the D-Wave 2022 Bonus Plan and any future performance-based bonus plans that apply to the Company’s Chief Executive Officer. Effective as of September 1, 2022, Mr. Baratz’s on-target bonus under the D-Wave 2022 Bonus Plan is 100% of Mr. Baratz’s base salary, based on achievement of the corporate objectives under the plan, and personal objectives set by the Board. Certain changes were also made to the termination provisions of the Employment Agreement to provide that, upon a termination without cause, the Company shall provide twelve months’ base salary as a lump sum payment, twelve months base salary continuance, or a combination of the two, plus a lump sum target bonus payment, which will be equal to 100% of base salary, subject to certain conditions.

Except as disclosed in this Current Report on Form 8-K, the terms and conditions of the Employment Agreement remain unchanged.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is incorporated by reference herein.

Management Compensation and Grant of Restricted Stock Units

On October 27, 2022, in consideration for Mr. Baratz’s prior service to the Company and to incentivize future performance, Mr. Baratz was granted a one-time equity award of 2,500,000 restricted stock units (“RSUs”) under the D-Wave Quantum Inc. 2022 Equity Incentive Plan (the “2022 Incentive Plan”). Each RSU represents the right to receive one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”). 1,500,000 of the RSUs will vest 50% on the first anniversary of the grant date, and 25% on each of the second and third anniversaries of the grant date, subject to Mr. Baratz’s continued service to the Company. 1,000,000 of the RSUs will vest 50% on each the first and second anniversaries of the grant date, subject to Mr. Baratz’s continued service to the Company.

In addition, in consideration for John M. Markovich’s service as Chief Financial Officer and to incentivize and retain Mr. Markovich, Mr. Markovich’s base salary was increased to $400,000 per annum and Mr. Markovich was granted a one-time equity award of 875,000 RSUs under the 2022 Incentive Plan. Each RSU represents the right to receive one share of Common Stock that will vest 50% on the first anniversary of the grant date and 25% on each of the second and third anniversaries of the grant date, subject to Mr. Markovich’s continued service to the Company.

The foregoing description of the terms of the RSUs is qualified in its entirety by reference to the full text of each RSU Agreement, the form of which is filed as Exhibit 10.3 to this Report and incorporated by reference herein.

Grant of Restricted Stock Units to Independent Directors

On October 27, 2022, an aggregate of 167,605 RSUs were granted to certain independent directors of the Company (each an “RSU Recipient”), in accordance with, and subject in all cases to, the terms of the 2022 Incentive Plan. Each RSU represents the right to receive one share of Common Stock that will vest as of the date of the Company’s first annual meeting of stockholders in 2023, subject to the RSU Recipient’s continued service to the Company.

The foregoing description of the terms of the RSUs is qualified in its entirety by reference to the full text of each RSU Agreement, the form of which is filed as Exhibit 10.3 to this Report and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description	Incorporated by Reference Exhibits
		Filer	Form	Exhibit	Filing Date

10.1†	Full-Time Amended and Restated Employment Agreement, dated as of January 1, 2020.	D-Wave Quantum Inc.	S-4	10.29	March 15, 2022

10.2†	Amendment No. 1 to the Employment Agreement, dated October 27, 2022.

10.3	Form of D-Wave Quantum Inc. 2022 Equity Incentive Plan Restricted Stock Unit Award Agreement.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	Certain portions of this exhibit (indicated by “[*****]”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D-WAVE QUANTUM INC.

Dated: November 2, 2022

	By:	/s/ Alan Baratz
Alan Baratz
President & Chief Executive Officer

Exhibit 10.2

D-Wave Commercial Inc.
2650 E. Bayshore Rd.
Palo Alto, CA 94303
www.dwavesys.com

October 27, 2022

Alan Baratz

[*****]

[*****]

Re:    Full-Time Amended and Restated Employment Agreement dated January 1, 2020

WHEREAS:

A.	On or about July 5, 2017, D-Wave Commercial Inc. (the “Company”) and you entered into an employment agreement (the “Original Agreement”);

B.	The Original Agreement has been amended by mutual written consent on a number of occasions, including but not limited to by letter agreements dated July 28, 2017 and April 17, 2019;

C.	On January 1, 2020, the Company and you entered into an amended and restated employment agreement (the “A&R Agreement”);

D.	The Company and you wish to amend the A&R Agreement as set out in this first amendment to the A&R Agreement (the “Amendment”);

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, as well as the covenants and understandings set forth in this Amendment, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	AMENDMENTS

1.1.	Section 3(a) of the A&R Agreement is deleted and replaced with the following:

(a)

Rate of Pay: Effective September 1, 2022, you will be paid an annual base salary of USD$575,000, payable in equal installments on the 15th and last day of each month, less all required or permitted withholdings and remissions, according to the Company’s regular payroll schedule (the “Base Salary”).

1.2.	Section 3(b) of the A&R Agreement is deleted and replaced with the following:

(b)

Performance Bonus: You will be eligible to participate in the D-Wave 2022 Bonus Plan and any company-wide performance-based bonus plan in a future year that applies to permanent full-time employees of the Company who are at the level of CEO. Payment of any bonus to you is subject to the terms and conditions of the applicable bonus plan. Effective September 1, 2022, your on-target bonus under the D-Wave 2022 Bonus Plan is 100% of the Base Salary, based on achievement of the corporate objectives under the plan, and your personal objectives set by the board of directors of the Company (the “Board”) in relation to the plan. The adoption of, terms of, funding of, and setting and evaluation of achievement of the corporate objectives and of your personal objectives is in the sole discretion of the Board.

D-Wave Commercial Inc.
2650 E. Bayshore Rd.
Palo Alto, CA 94303
www.dwavesys.com

1.3.	Section 8 of the A&R Agreement is deleted and replaced with the following:

8.     Termination

(a)     With Cause: The Company may immediately terminate your employment if you exhibit conduct of any kind that would justify an employer in the state of Florida discharging an employee for cause at common law.

(b)     Without Cause: At any time, the Company may terminate your employment pursuant to your Employment Agreement at its sole discretion for any reason, without Cause, by providing you with twelve (12) months’ Base Salary as a lump sum payment, twelve (12) months Base Salary continuance, or a combination of the two, plus a lump sum target bonus payment which will be equal to 100% of Base Salary, on the express condition that on or about the effective date of any such termination you sign and do not thereafter revoke the Company’s standard form of release of any claims or entitlements from or against the Company arising from or related to your hiring, benefits, employment or the termination of your employment, whether pursuant to statute, contract, tort, common law, or otherwise. By way of example, and for purposes of clarity, the provision of two months Base Salary continuance and ten months Base Salary as a lump sum payment will be in compliance with this Agreement. Base Salary continuance will be on the same schedule as the regular Company payroll. The provision of Base Salary as a lump sum payment, payment of Base Salary continuance, or combination of the two, plus a lump sum target bonus payment which will be equal to 100% of Base Salary, will be in satisfaction of all rights and claims, either under statue or common law, that you may have arising from your employment and the termination of employment.

1.4.	Section 18 of the A&R Agreement is deleted and replaced with the following:

18.     Governing Laws: This Agreement will be construed in accordance with and governed by the laws of the State of Florida (without reference to its conflict of law principals), and the courts of the State of Florida will have exclusive jurisdiction over any dispute arising from or in away way related to this Agreement.

1.5.	Except as expressly set forth in this Amendment, all other terms and conditions of the A&R Agreement will remain in full force and effect without any change.

[Signature page follows]

D-Wave Commercial Inc.
2650 E. Bayshore Rd.
Palo Alto, CA 94303
www.dwavesys.com

IN WITNESS WHEREOF, the parties have signed this Amendment as of the date first written above.

D-WAVE COMMERCIAL INC.

By:	/s/ John M. Markovich
Name:	JOHN M. MARKOVICH
Title:	CFO

D-WAVE QUANTUM INC.

By:	/s/ Steve West
Name:	STEVE WEST
Title:	Chair of the Board

/s/ Alan Baratz
ALAN BARATZ

Exhibit 10.3

D-WAVE QUANTUM INC.

2022 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), is entered into as of [•] (the “Date of Grant”), by and between D-Wave Quantum Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the D-Wave Quantum Inc. 2022 Equity Incentive Plan, as amended, restated or otherwise modified from time to time in accordance with its terms (the “Plan”).

R E C I T A L S:

WHEREAS, the Company has adopted the Plan, pursuant to which restricted stock units (“RSUs”) may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the RSUs provided for herein to the Participant on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Grant of RSUs.

(a) Grant. The Company hereby grants to the Participant a total of [•] RSUs on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The RSUs shall vest in accordance with Section 2. The RSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company.

(b) Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

2. Vesting; Settlement.

As of the Date of Grant, 100% of the RSUs are unvested. Subject to the Participant’s continuous full-time employment with, directorship with, or engagement to provide services to the Company and its Subsidiaries (collectively, such employment, directorship and/or provision of services, “Continuous Service”) on the applicable vesting date and further subject to any acceleration of vesting as set forth herein, the RSUs shall vest as follows: [•] (each such applicable vesting date, a “Vesting Date”). Each RSU shall be settled as soon as administratively practicable following the Vesting Date but in any event not later than 30 days following the applicable Vesting Date in shares of Common Stock (or, if not administratively practicable, then to the extent permitted under Section 409A of the Code, not later than the 15th day of the third month following the year in which the Vesting Date occurs).

3. Dividend Equivalents.

In the event of any issuance of a cash dividend on the shares of Common Stock (a “Dividend”), the Participant shall be credited, as of the payment date for such Dividend, with an amount (a “Dividend Equivalent Amount”) equal to the product of (i) the number of RSUs granted pursuant to this Agreement and outstanding as of the record date for such Dividend multiplied by (ii) the amount of the Dividend per share. Such amount may be credited, as determined in the discretion of the Committee, either as cash or a number of additional RSUs with respect to a number of shares of Common Stock with a Fair Market Value (as determined on the date of such Dividend) equal to such Dividend Equivalent Amount. Any such additional RSUs shall be subject to the same terms and conditions of this Agreement as the original underlying RSUs (including vesting and forfeiture). Upon vesting of an RSU, the aggregate Dividend Equivalent Amount in respect of such vested RSU (to the extent credited in cash) (the “Distributable Amount”) shall be distributed to the Participant in connection with the settlement of such vested RSU either in cash or, at the discretion of the Committee, in a number of shares of Common Stock with a Fair Market Value (as determined on the Vesting Date) equal to the Distributable Amount. To the extent any RSUs are forfeited prior to vesting, the corresponding Dividend Equivalents (including any additional RSUs) in respect thereof shall be forfeited immediately thereupon.

4. Termination of Employment or Service.

If the Participant’s Continuous Service terminates for any reason [(except as described in the proviso to this sentence)], the Participant shall forfeit all right, title, and interest in and to any unvested portion of the RSUs as of the date of such termination, and such unvested portion of the RSUs shall be cancelled without further consideration or any act or action by the Participant [; provided, however, that if within twelve months after the occurrence of a Change in Control, the Participant’s Continuous Service is terminated without Cause, then upon such termination all outstanding and unvested RSUs shall vest immediately]. In addition, the Participant shall forfeit all right, title, and interest in and to any outstanding portion of the RSUs that has vested upon the earliest to occur of the following circumstances: (x) immediately upon termination of Participant’s Continuous Service if such termination is for Cause; or (y) following termination of the Participant’s Continuous Service if the Participant breaches any of Participant’s post-termination covenants in any agreement between the Participant and the Company (or its Subsidiaries). If the Participant’s Continuous Service is terminated involuntarily, the Participant’s Continuous Service immediately ceases and vesting immediately ceases on the date that the Participant is provided with notice of termination. Vesting will not continue even if the Participant continues to receive compensatory payments or pay in lieu of working notice from the Company or its Subsidiaries. If the Participant’s Continuous Service is terminated voluntarily by the Participant delivering a notice of resignation, the Participant’s Continuous Service ceases and vesting immediately ceases on the date specified in such resignation notice as the last day of work of the Participant.

5. Rights as a Stockholder.

The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock underlying the RSUs unless, until and to the extent that (i) the Company shall have issued and delivered to the Participant the shares of Common Stock underlying the RSUs and (ii) the Participant’s name shall have been entered as a stockholder of record with respect to such shares of Common Stock on the books of the Company. The Company shall cause the actions described in clauses (i) and (ii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

6. Compliance with Legal Requirements.

(a) Generally. The granting and settlement of the RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.

(b) Tax Withholding. Vesting and settlement of the RSUs shall be subject to the Participant’s satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the RSUs or otherwise the amount of any required withholding taxes in respect of the RSUs, their settlement or any payment or transfer of the RSUs or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes (up to the maximum permissible withholding amounts), including the right to sell the number of shares of Common Stock that would otherwise be available for delivery upon settlement of the RSUs necessary to generate sufficient proceeds to satisfy withholding obligations. The Company may in all events require the Participant to satisfy, in whole or in part, the tax obligations by withholding shares of Common Stock that would otherwise be received upon settlement of the RSUs with a Fair Market Value equal to such withholding liability.

7. Clawback.

The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act. Notwithstanding anything to the contrary contained herein, the Committee may cancel the RSU award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate during the period of the Participant’s Continuous Service, including fraud or conduct contributing to any financial restatements or irregularities, or violates a non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement with the Company or any Subsidiary (after giving effect to any applicable cure period set forth therein), as determined by the Committee. In such event, the Committee may further require the Participant to forfeit any compensation, gain or other value realized thereafter on the vesting or settlement of the RSUs, the sale or other transfer of the RSUs, or the sale of shares of Common Stock acquired in respect of the RSUs and repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received under the terms of the RSUs for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall promptly repay any such excess amount to the Company. To the extent required by applicable law or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the RSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

8. Miscellaneous.

(a) Transferability. The RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 14(b) of the Plan. Any attempted Transfer of the RSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the RSUs, shall be null and void and without effect.

(b) Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c) Section 409A. The RSUs are intended to be exempt from, or compliant with, Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 8(c) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs will not be subject to interest and penalties under Section 409A.

(d) General Assets. All amounts credited in respect of the RSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

(e) Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel (or such other designee as separately communicated to the Participant from time to time) at the Company’s principal executive office.

(f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(g) No Rights to Employment, Directorship or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(h) Fractional Shares. In lieu of issuing a fraction of a share of Common Stock resulting from any settlement of the RSUs or an adjustment of the RSUs pursuant to Section 11 of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount in cash equal to the Fair Market Value of such fractional share.

(i) Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(j) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(k) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto, other than any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the covenants of which shall continue to apply to the Participant, in accordance with the terms of such agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 11 or 14 of the Plan.

(l) Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the RSUs shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final.    Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.

(ii) Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(m) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(n) Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(o) Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(p) Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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IN WITNESS WHEREOF, this Restricted Stock Unit Award Agreement has been executed by the Company and the Participant as of the day first written above.

D-WAVE QUANTUM INC.

By:
Name:
Title:

PARTICIPANT

[NAME]

[Signature Page to Restricted Stock Unit Award Agreement]